Exhibit 99.3

NEWS RELEASE
LINN ENERGY ANNOUNCES CASH TENDER OFFERS AND CONSENT SOLICITATIONS
FOR 11.75% SENIOR NOTES DUE 2017 AND 9.875% SENIOR NOTES DUE 2018
HOUSTON, Feb. 28, 2011 — LINN Energy, LLC (NASDAQ: LINE) announced today that it has commenced cash tender offers and related consent solicitations to purchase any and all of its outstanding 11.75 percent senior notes due 2017 and 9.875 percent senior notes due 2018. The offer will expire at 11:59 p.m., New York City time, on March 25, 2011.
Holders who validly tender (and do not validly withdraw) notes due 2017 on or before 5:00 p.m., New York City time, on March 14, 2011 will receive the total consideration of $1,212.50 for each $1,000 principal amount of such notes accepted for purchase. This amount includes a consent payment of $30.00 per $1,000 principal amount of notes accepted for purchase. Holders who validly tender (and do not validly withdraw) notes due 2017 after the consent expiration date but before the expiration date will be eligible to receive $1,182.50 for each $1,000 principal amount of such notes accepted for purchase.
Holders who validly tender (and do not validly withdraw) notes due 2018 on or before 5:00 p.m., New York City time, on March 14, 2011 will receive the total consideration of $1,172.50 for each $1,000 principal amount of such notes accepted for purchase. This amount includes a consent payment of $30.00 per $1,000 principal amount of notes accepted for purchase. Holders who validly tender (and do not validly withdraw) notes due 2018 after the consent expiration date but before the expiration date will be eligible to receive $1,142.50 for each $1,000 principal amount of such notes accepted for purchase.
Tendered notes may be validly withdrawn and consents may be revoked before 5:00 p.m., New York City time, on March 14, 2011, unless extended but not afterwards unless required by law.
In conjunction with each tender offer, the Company is soliciting from holders of the notes consents to proposed amendments to the indentures to the notes due 2017 and notes due 2018, which would eliminate most of the covenants and certain default provisions applicable to the series of notes issued under such indenture. Adoption of the proposed amendments to each indenture requires the consent of the holders of a majority of the outstanding principal amount of the series of notes issued thereunder. Each tendering holder will be deemed to have consented to the proposed amendments.
The Company has engaged Barclays Capital Inc. to act as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to act as Depositary and Information Agent. Questions regarding the terms of the offer and consent solicitation may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect). Questions regarding tender procedures or requests for documentation may be directed to D.F. King & Co., Inc. (800) 290-6426 (toll free).
This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents made available to holders of the notes.

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.6 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010. More information about LINN Energy is available at www.linnenergy.com.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about the tender offer and consent solicitation, payments thereunder and results therefrom and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the availability of financing, actions by holder of the notes and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183